Exhibit 99.1

50 Main Street
White Plains, New York 10606

NEWS
FOR IMMEDIATE RELEASE

Contact:

Financial Dynamics

Investors: Eric Boyriven/Alexandra Tramont

Media: Abby Aylman Cohen

212/850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2005

- Third quarter revenues increase 10% to $100 million -

- Third quarter net income available to common stockholders of $6 million, or $0.20 per diluted share -

- Non-recurring items charged to net income available to common stockholders totaled $7 million, or $0.12 per diluted share in the third quarter -

White Plains, NY – November 7, 2005 – K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the third quarter and nine months ended September 30, 2005.

“We are extremely pleased with our performance in the third quarter,” stated Kenneth M. Schwartz, president and CEO of K & F Industries. “The markets we serve continued to be strong during the period. Double digit growth in available seat miles (ASMs) in the regional jet market contributed to our 8% growth in commercial transport revenues. Similarly, steady demand for business jets drove a 12% increase in our general aviation revenues, while military sales rose 15%. With this strong performance we were able to achieve our financial and operational goals for the quarter, including an Adjusted EBITDA margin of 40%.”

Highlights during the quarter included strategic program wins at both Aircraft Braking Systems Corporation (ABSC) and Engineered Fabrics Corporation (EFC). The company also has begun full-scale production of a manufacturing facility in Danville, Kentucky, dedicated to producing ABSC’s next-generation carbon material for use on the newest programs in its portfolio of aircraft. In addition, the company’s productivity initiative, designed to lower K & F’s cost run rate by $8 million by the end of 2005, is on plan through the third quarter.

Results for Third Quarter 2005 Compared with Third Quarter 2004

•                  Sales increased 10% to $100 million led by ABSC’s 12% improvement

•                  Adjusted EBITDA increased $2 million to $40 million, or 40% of revenues

•                  Net income available to common stockholders was $6 million, or $0.20 per diluted share

K & F Industries Holdings Inc. is the parent of K & F Industries, which was acquired in November 2004 by an affiliate of Aurora Capital Group in exchange for approximately $1.06 billion in cash and a note for $14.7 million payable to the previous equity holders of K & F Industries. The acquisition was financed with $795 million of debt and over $300 million of equity.

As a result of this transaction and the subsequent successful initial public offering (IPO) of K & F Industries Holdings Inc. on August 12, 2005, third quarter results include a number of items that will not occur in future periods, as follows:

•                  A $5 million one-time pre-payment of fees related to the amendment and restatement of the company’s management services agreement with Aurora Management Partners

•                  $6 million in interest expense related to 11 1/2% Senior PIK Notes, which were retired in the period

•                  Preferred Stock Dividends of $2 million related to the company’s 10% Junior Preferred Stock, which was redeemed in the period

Absent these non-recurring items and reflecting an effective long-term ongoing tax rate of 33% net income available to common stockholders and diluted earnings per share would have improved by $7 million and $0.12 respectively.

See the attached tables for a reconciliation of Adjusted EBITDA to net income for the third quarters of 2005 and 2004.

Third Quarter Operational Highlights

Jet Blue Selects ABSC to Maintain Its ERJ-190 Fleet

Jet Blue has chosen ABSC as the wheel and brake maintenance provider for its new Embraer 190 fleet, which includes 101 firm and 100 option aircraft. Jet Blue is the major launch customer for this 98- passenger aircraft which raises the level of comfort and space to that of larger aircraft. ABSC equipment on this “state of the art” airplane includes nose wheels, main wheels and brakes outfitted with K & F’s next generation carbon material, NuCarb®. ABSC is the exclusive supplier of wheels and brakes for the Embraer 170, 175, 190 and 195 family of aircraft.

Engineered Fabrics Corporation Books Military Business

EFC was awarded three contracts in the third quarter for follow-on business on U.S. Government military contracts, as follows:

•                  A five year requirements contract valued at $16 million, including options, for the supply of flexible, crashworthy and self-sealing bladder tanks for the U.S. Army’s UH-60 Blackhawk helicopter.

•                  A five year requirements contract for the AH-64 Apache Helicopter, valued at $5 million, including options over five years, for self-sealing, crashworthy flexible bladder tanks.

•                  A two-year contract extension from Bell Helicopter to supply both fuel tanks and de-icing equipment for the V-22 vertical take-off and landing airplane. The contract, valued at $6 million will equip 22 aircraft to be delivered in 2006 and 2007.

New Carbon Manufacturing Facility in Kentucky

K & F broke ground on a new carbon manufacturing facility in Danville, Kentucky, that will produce its next generation carbon brake friction material. The project’s first phase consists of the construction of a 60,000 square foot multi-level building that will house ten furnaces, with an annual production capacity of 110,000 pounds. Production of carbon is expected to commence June 2006, and the first NuCarb® will be shipped in the fourth quarter 2006. NuCarb® will be installed in brakes for the Embraer family of regional jets – 170, 175, 190 and 195 aircraft, as well as the Dassault F-7X large business jets.

Results for Nine Months ended September 30, 2005 Compared with the Nine Months ended September 30, 2004

•                  Sales increased 8% to $279 million led by ABSC with an increase in sales of 9%

•                  Consolidated sector revenues:

•                  General Aviation revenues were $54 million, up 15%

•                  Commercial Transport revenue increased 6% to $152 million

•                  Military revenues were $73 million, versus $68 million

•                  Adjusted EBITDA increased $3 million to $106 million

•                  Net income available to common stockholders was $3 million, or $0.16 per diluted share

As a result of the acquisition and IPO discussed above, results for the first nine months of 2005 include a number of items that will not occur in future periods as follows:

•                  A first quarter $12 million non-recurring purchase accounting inventory charge

•                  A $6 million non-recurring charge for management services fees primarily related to the one-time prepayment of fees in connection with the amendment and restatement of the company’s management services agreement with Aurora Management Partners

•                  $15 million in interest expense related to 11 1/2% Senior PIK Notes and 15% Senior Preferred Stock, both of which were retired in the period

•                  Preferred Stock Dividends of $9 million related to the company’s 10% Junior Preferred Stock, which was redeemed in the period

Absent these non-recurring items and reflecting an effective long-term ongoing tax rate of 33%, net income available to common stockholders and diluted earnings per share would have improved by $29 million and $0.63 respectively.

See the attached tables for a reconciliation of Adjusted EBITDA to net income for the 2005 and 2004 nine-month periods.

Regarding the outlook for K & F, Mr. Schwartz noted, “Going forward, K & F is ideally positioned to take advantage of the solid growth trends in the general aviation and regional commercial jet markets, where we are market leaders in the supply of aircraft brakes and brake control systems. In the military market, we have equipment on more than 12,000 aircraft, putting us in a good position to benefit from the defense budget, particularly if the DoD continues to shift its emphasis to the maintenance of current platforms instead of the introduction of new systems.  Overall, the broad diversification of our product and customer base at ABSC, representing a portfolio of over 26,000 aircraft, mitigates our risk on any single program.  Given the healthy year-to-date bookings and backlog for both ABSC and Engineered Fabrics Corporation and the future benefits of our productivity enhancement initiatives, we are confident that we will meet our expectations for 2005.”

2005 Guidance

Based on current market conditions, the company expects its 2005 financial performance to be as follows:

•                  Revenues are expected to increase by 6% to 8% over 2004 levels, re-affirming our previously issued guidance

•                  Free cash flow, after all scheduled debt service, is expected to be between $40 million and $45 million

•                  Excluding $3 million in costs related to productivity enhancement initiatives, adjusted EBITDA is expected to increase by 4% to 6%, to between $149 million and $152 million, versus last year’s adjusted EBITDA of $143 million, re-affirming our previously issued guidance

•                  In addition, the company expects diluted earnings per share to be between $1.05 and $1.07, before non-recurring items.

Conference Call

K & F Industries Holdings, Inc. quarterly conference call, hosted by president and CEO, Kenneth M. Schwartz will begin at 11 a.m. ET today. To participate, please dial (719) 457-2620 approximately 15 minutes prior to the scheduled start of the call. A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on November 13, by dialing (719) 457-0820, access code: 7447240.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com. Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.  An archive of the webcast will be accessible at the site through December 7, 2005.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness. This press release should be read in conjunction with our periodic reports filed with the SEC. We undertake no obligation to revise these statements following the date of this press release.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except earnings per share)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
			(Predecessor)				(Predecessor)
Sales	$99,990		$90,757		$278,982		$257,497

Cost of Sales	51,450		50,101	**	160,114	*	147,863	**

Gross Profit	48,540		40,656		118,868		109,634

Independent Research and Development	3,904		3,441		11,490		10,226

Selling, General and Administrative Expenses	12,674	***	8,866		27,760	***	23,364

Amortization of Intangible Assets	3,015		1,212		9,043		3,552

Operating Income	28,947		27,137		70,575		72,492

Interest and Investment Income	337		173		654		393

Interest Expense	20,358		9,864		56,128		29,588

Income Before Income Taxes	8,926		17,446		15,101		43,297

Income Tax Provision	403		2,371		2,680		10,647

Net Income	8,523		$15,075		12,421		$32,650

Preferred stock dividends	(2,084)				(8,931)

Net Income Available To Common Stockholders	$6,439				$3,490

Basic Earnings Per Share	$.20				$.17

Weighted Average Common shares	31,786				20,724

Diluted Earnings Per Share	$.20				$.16

Diluted Weighted Average Common Shares	32,578				21,516

Results for the three and nine months ended September 30, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transaction: and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of the lesser of the aircraft’s economic useful life or 25 years on a straight line basis. The periods prior to the November 2004 acquisition reflect the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

*                                         Included in Cost of Sales for the nine months ended September 30, 2005 is a non-recurring inventory purchase accounting charge of $12,084.

**                                  Included in Cost of Sales for the three and nine months ended September 30, 2004 is a charge of $6,507 and $17,324 respectively, related to program participation costs that would be capitalized under our current accounting policy for such costs.

***                           Included in selling, general and administrative expenses are $5 million and $6 million in the 2005 third quarter and nine-month periods, respectively, primarily related to the termination of the company’s management services agreement with Aurora Management Partners LLC.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Predecessor)		(Predecessor)
Capital Expenditures	$3,185	$831	$6,314	$2,071

Bookings	$93,087	$93,621	$280,967	$258,635

Backlog			$155,220	$131,708

Cash and Cash Equivalents			$22,170	$69,961

Total Debt			$771,577	$395,000

Shareholders’ Equity (Deficiency)			$335,188	$(154,268)

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND NON-RECURRING CHARGES

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Predecessor)		(Predecessor)

Adjusted EBITDA	$40,052	$38,121	$106,133	$103,011

Less Adjustments:

Non-recurring Management Services Agreement Termination Fee	5,000	—	5,000	—

Inventory Purchase Accounting Charge	—	—	12,084	—

Program Participation Costs Previously Expensed	—	6,507	—	17,324

Non-Recurring Salary and Benefit Expense	—	3,243	—	6,671

Non-Recurring Non-Cash Income	—	(1,758)	—	(2,350)

EBITDA	35,052	30,129	89,049	81,366

Less:

Depreciation and Amortization	6,105	2,992	18,474	8,874

Operating Income	28,947	27,137	70,575	72,492

Less:

Income Tax Provision	403	2,371	2,680	10,647

Interest Expense, net	20,021	9,691	55,474	29,195

Net Income	$8,523	$15,075	$12,421	$32,650

Results for the three and nine months ended September 30, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transaction: and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of lesser of the aircraft’s economic useful life or 25 years on a straight line basis. The period prior to the November 2004 acquisition reflects the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

EBITDA represents net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is EBITDA as further adjusted to exclude non-recurring inventory purchase accounting adjustments, non-recurring salary and benefit expense and non-recurring non-cash income and non-recurring charges. These definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States. We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should not be considered in isolation or as a substitute for operating income, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States. A reconciliation of EBITDA and adjusted EBITDA is presented above.

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